Exhibit 99.1

For further information, contact
Jack B. Lay
Senior Executive Vice President
and Chief Financial Officer
(636) 736-7000
FOR IMMEDIATE RELEASE
RGA ANNOUNCES ACQUISITION OF GROUP REINSURANCE
BUSINESS FROM RELIASTAR LIFE INSURANCE CO.
     ST. LOUIS, October 16, 2009 — Reinsurance Group of America, Incorporated (NYSE: RGA) today announced an agreement with ReliaStar Life Insurance Company, a subsidiary of ING Groep N.V., whereby RGA has acquired ReliaStar’s U.S. and Canadian group life, accident and health reinsurance business. The acquisition will be structured as an indemnity coinsurance agreement and is expected to be effective January 1, 2010, subject to regulatory approvals. RGA will fund the acquisition with existing capital. Specific terms of the agreement were not disclosed.
     A. Greig Woodring, president and chief executive officer of RGA, commented, “We are pleased with this acquisition as it gives us a far more substantial presence in the North American group reinsurance market and offers a highly regarded team in Minneapolis that will remain in place. We look forward to working with ReliaStar’s clients and its distribution partners during the upcoming renewal season. We expect to deploy approximately $115 million of capital to support the business with returns in the mid-to-upper teens.”
About RGA
     RGA, through its various operating subsidiaries, is among the largest global providers of life reinsurance. RGA has subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, Poland, the Netherlands, South Africa, South Korea, Spain, Taiwan, the United Kingdom, and the United States. Worldwide, RGA has approximately $2.2 trillion of life reinsurance in force, and assets of $22.6 billion. More information about RGA is available at www.rgare.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements and therefore you should not place undue reliance on them. A list of important factors that could cause actual events or results to differ materially from those expressed or implied by forward-looking statements is included in RGA’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and other documents filed by RGA with the Securities and Exchange Commission. We do not undertake any obligations to update these forward looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.